UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2012

Motricity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)
601 108th Avenue Northeast
Suite 800
Bellevue, WA 98004
(Address of Principal Executive Offices, including Zip Code)
(425) 957-6200
(Registrant's Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 14, 2012, Motricity, Inc. (“the Company”) received a letter from the NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the bid price of the Company's common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the NASDAQ Global Select Market pursuant to NASDAQ Marketplace Rule 5450(a)(1).  This notification has no effect on the listing of the Company's common stock at this time.

NASDAQ stated in its letter that in accordance with the NASDAQ Listing Rules, the Company will be provided 180 calendar days, or until December 11, 2012, to regain compliance with the minimum bid price requirement.  If, at any time before December 11, 2012, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the minimum bid requirement.

If the Company does not regain compliance with the minimum bid price requirement by December 11, 2012, the NASDAQ staff will provide the Company with written notification that its common stock will be delisted from the NASDAQ Global Select Market.  Prior to December 11, 2012, the Company may apply to transfer its common stock to the NASDAQ Capital Market provided that its common stock satisfies all criteria, other than compliance with the minimum bid price requirement, for initial inclusion on this market and the Company provides to NASDAQ written notice of its intention to cure the deficiency.  In the event of a transfer, the NASDAQ Marketplace Rules provide that the Company will be afforded an additional 180 calendar days to comply with the minimum bid price requirement while listed on the NASDAQ Capital Market. However, should NASDAQ conclude that the Company will not be able to cure the deficiency, NASDAQ will provide notice to the Company that its common stock will be subject to delisting.

The Company intends to continue to closely monitor the closing bid price of its common stock between now and December 11, 2012.  In the meantime, the Company is considering what actions, if any, that it will take to prevent delisting, including, without limitation, a reverse stock split. The Company has not made any such determination at this time.

Except as required by law, the Company disclaims any intent or obligation to update this report for purposes of disclosing any action or response that the Company decides to take after the date of this report.

Item 5.02. Compensatory Arrangements of Certain Officers.

On June 14, 2012, the Company's Compensation Committee approved an amendment to the Amended and Restated Executive Officer Severance/Change in Control Plan (the “Plan”), which took effect May 30, 2012. This amendment clarifies that a named executive officer will only be eligible for benefits under the Plan during the two year period following his or her date of initial eligibility for benefits thereunder.
The foregoing description of the Amended and Restated Executive Officer Severance/Change in Control Plan, as amended does not purport to be complete and is qualified in its entirety by the Amended and Restated Executive Officer Severance/Change in Control Plan as amended and filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Officer Severance/Change in Control Plan, as amended

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

June 19, 2012	By:	/s/ James R. Smith, Jr.
(Date)		James R. Smith, Jr. Interim Chief Executive Officer